UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
           Pursuant to Section 13 or 15(d) of the Securities Exchange
                                  Act of 1934

                                  July 31, 2002
                Date of Report (Date of earliest event reported)

                            Certified Services, Inc.
               (Exact name of Registrant as specified in charter)

      Nevada                          0-31527                 88-0444079
(State or other jurisdiction      (Commission File          (IRS. Employer
  of incorporation)                   Number)           Identification Number)



          10602 Timberwood Circle, Suite #9, Louisville, Kentucky 40223
             (Address of principal executive offices)        (Zip Code)

       Registrant's telephone number, including area code: (502) 339-4000

Item 2 and 5.  Acquisition or Disposition of Assets and Other Events.

         On July 31, 2002, the Registrant executed a Stock Purchase Agreement (the "Agreement") with The Cura Group, Inc., The Cura Group II, Inc. and The Cura Group III, Inc., each Florida corporations (collectively "The Cura Group") and Alan B. Willard and Danny L. Willard, The Cura Group's sole shareholders (collectively, the "Shareholders") to purchase all of The Cura Group's issued and outstanding shares of common stock (the "Cura Shares") in two (2) closings. Pursuant to the Agreement, the Shareholders will transfer twenty percent (20%) of the Cura Shares to the Registrant effective July 31, 2002, and the remaining eighty percent (80%) of the Cura Shares on December 30, 2002.

         The purchase price for the Cura Shares is: (i) two million (2,000,000) shares of the Registrant's common stock, $.001 par value; (ii) cash in the amount of $136,111; and (iii) two (2) promissory notes to the Shareholders in the aggregate amount of $2,313,889 with interest at the rate of six percent (6%) per annum, payable in thirty-four (34) equal monthly installments commencing January 2, 2003. In addition, if The Cura Group's EBITDA equals or exceeds $3,000,000 for the period of July 1, 2002 to June 30, 2003, then the Shareholders shall receive an additional number of the Registrant's shares equal to $1,000,000, divided by the average closing sale price of the Registrant's common stock for the thirty (30) days prior to delivery of those shares. The Cura Group provides professional employee staffing and personnel services in the manner of the Registrant's wholly-owned subsidiary, America's PEO Holdings, Inc.

Item 7(c) Exhibits

            99.1 Stock Purchase Agreement executed July 31, 2002

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             CERTIFIED SERVICES, INC.

Dated:  August 8, 2002

                                              By: /s/  Anthony R. Russo
                                              -----------------------
                                              Name: Anthony R. Russo
                                              Title:  President, CEO

                                 Exhibit Index


          Exhibit 99.1 Stock Purchase Agreement executed July 31, 2002